UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 20, 2005

GALAXY NUTRITIONAL FOODS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-15345 (Commission File Number)	25-1391475 (IRS Employer Identification No.)

2441 Viscount Row Orlando, Florida (Address of principal executive offices)	32809 (Zip Code)

Registrant's telephone number, including area code: (407) 855-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4. Matters Related to Accountants and Financial Statements.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On September 12, 2005, in a response letter to the staff of the Securities and Exchange Commission, the management of Galaxy Nutritional Foods, Inc. (the "Company") made an internal determination and stated that it planned to restate the Company's financial statements for all quarterly and annual periods from June 30, 2001 through March 31, 2005 in an amendment to its Form 10-K for the year ended March 31, 2005 and its Form 10-Q for the quarterly period ended June 30, 2005. The restatement primarily relates to the Company's accounting for its preferred stock and other securities outstanding during the periods that its shares of Series A convertible preferred stock were outstanding from April 2001 through October 2004.

Management has concluded that fair value of the conversion feature and the dividend feature should be treated as a separate liability that should have been marked to market during the periods from April 2001 to October 2004 (the periods during which the shares of Series A convertible preferred stock were outstanding). Additionally, because the conversion of the Series A convertible preferred stock could have resulted in a conversion into an indeterminable number of common shares, management has determined that under the guidance in paragraph 24 of EITF 00-19, the Company was prohibited from concluding that it had sufficient authorized and unissued shares to net-share settle any warrants or options issued to non-employees. Therefore, management determined that the fair value of all warrants and options issued to non-employees that were outstanding during the periods from April 2001 to October 2004 (the periods during which the shares of Series A convertible preferred stock were outstanding) should be treated as a liability. Any changes in the fair value of the securities after the initial valuation in April 2001 should have been marked to market during the reporting periods.

On August 19, 2005, in a response letter to the staff of the Securities and Exchange Commission, management stated that it will restate the presentation of its results for the fiscal years ended March 31, 2003, 2002 and 2001 due to a change in the accounting for its note receivable from Angelo S. Morini, the Company's founder. Due to a modification of the note terms from recourse to non-recourse in June 1999, the Company accounted for the note as if it was a newly issued option per EITF 95-16, "Accounting for Stock Compensation Arrangements with Employer Loan Features under APB Opinion No. 25," and due to a modification from interest bearing to non-interest bearing, the option was treated as variable and marked to market each period. The Company has now concluded that the interest and recourse features of the note receivable from Mr. Morini issued in June 1995 were non-substantive, and that the notes executed by Mr. Morini in favor of the Company in connection with the exercise of Mr. Morini's options embodied the same attributes as those of the original option award. Although the 1999 note consolidation triggered a new measurement date, the award continued to include the same attributes associated with the original option, other than the term extension. Therefore, the revised consolidated note in June 1999 represented a fixed option award and should not have been marked to market during the reporting periods.

All of the above issues relate to accounting for securities that are reflected as income or expense through earnings as non-cash charges. These non-cash charges do not affect the Company's revenues, cash flows from past or future operations, or its liquidity.

On September 20, 2005, after discussions with the Company's independent registered accounting firm, BDO Seidman LLP, the Audit Committee agreed with management's recommendations and concluded that the previously issued financial statements included in the Form 10-Q's and Form 10-K's for the periods from March 31, 2001 to March 31, 2005 should not be relied upon. Upon completion of the Company's review, the Company will reflect the restatements in an amendment to the Company's Form 10-K for the year ended March 31, 2005 as soon as practicable. Restated quarterly results prior to March 31, 2005, will be reflected in any future quarterly filings and an amendment to the Company's Form 10-Q for the quarterly period ended June 30, 2005.

After reviewing the circumstances surrounding the restatement, the Company and the Audit Committee believe that the errors were unintentional and are not attributable to any material non-compliance by the Company, with any financial reporting requirements under securities laws, or the result of any negligence or misconduct on the part of the individuals responsible for financial reporting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GALAXY NUTRITIONAL FOODS, INC.

September 20, 2005 By: /s/ Salvatore J. Furnari

Name: Salvatore J. Furnari

Title: Chief Financial Officer